EXHIBIT 99.1

Meridian Resource Receives Notice On Continued Listing Requirements

HOUSTON, Dec. 11, 2008 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced that on December 4, 2008, it received notification from the New York Stock Exchange that the Company had fallen below the continued listing criteria, set forth in Rule 802.01C of the NYSE's Listed Company Manual which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days. Meridian plans to cure the deficiency and return to compliance within the six month cure period prescribed by the NYSE. The Company's business operations, credit agreements, other debt obligations and Securities and Exchange Commission reporting requirements, are unaffected by this notification. The Company's common stock remains listed on the NYSE under the symbol "TMR," but the NYSE will assign a ".BC" indicator to the symbol to denote that the company is below compliance for continued listing requirements.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

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CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com